Exhibit 99.3

ENTRAVISION COMMUNICATIONS CORPORATION TO EXPAND DIGITAL MARKETING CAPABILITIES WITH ACQUISITION OF HEADWAY

Leading Digital Mobile, Programmatic, Data and Performance Marketing Platform Targets the U.S. Hispanic and Latin American Market

Leverages Entravision’s U.S. Hispanic reach, sales organization and existing #1 Hispanic Digital Audience Platform, Pulpo

SANTA MONICA, CA - March 2, 2017 – Entravision Communications Corporation (NYSE: EVC), a diversified media company serving Latino audiences and communities across acculturation levels, today announced that it has entered into a definitive agreement to acquire the business of Headway (www.headwaydigital.com), a leading provider of mobile, programmatic, data and performance digital marketing solutions primarily in the U.S., Mexico and Latin America.

Founded in 2010, Headway is a pioneer and leader in digital advertising. Its rapid growth, strong advertiser base, proprietary data assets and programmatic demand-side platform offers unique performance targeting technology and data systems solutions to top advertisers and agencies.

“The addition of Headway enhances the digital capabilities that Entravision offers to our advertising and marketing partners and our ability to target audiences and consumers,” said Walter F. Ulloa, Chairman and Chief Executive Officer of Entravision. “Led by a seasoned executive team, Headway combines best in class marketing technology with a strong sales organization, product innovation and holistic operations.  We expect this transaction will help us fulfill our goal of doubling Entravision’s digital revenue to more than 20% of our total revenue.  It further strengthens our leadership in digital marketing to U.S. Latinos, as well as expands our services to reach the 600 million people in the Latin American market.”

“The Headway acquisition represents an important milestone for Entravision,” said Esteban Lopez Blanco, Entravision’s Chief Strategy Officer.  “This transaction will provide synergies with our more than 300 local and national transmedia sales team members in the U.S., and the Latin America region.  It brings huge opportunities as digital ad spend, e-commerce, internet and smartphone penetration will continue to grow at accelerated rates for many years as compared to the U.S. market.  This transaction will accelerate our digital innovation and growth by providing new products and markets while broadening our scale. We will also be increasing our proprietary data assets for Latinos with the merger of Pulpo data and Headway’s DataXpand DMP. Finally, and very importantly, the acquisition of Headway helps Entravision dramatically expand its programmatic marketing capabilities via Headway's strong relationship with MediaMath. As the top global tech company for marketers, MediaMath combines advanced marketing software with global reach and scale. Headway and MediaMath's clients include the top agency holding companies and brands across Latin America.”

“This transaction represents a historical milestone for Headway,” said Martin Kogan, Chief Executive Officer of Headway.  “By integrating into Entravision, we will become part of a larger organization that will provide additional scale, resources, support and synergies that continue to allow us to more efficiently grow our business and invest in product development, expansion of our team and securing relationships with new clients and partners.  I am excited about the value Headway mobile, creative, video, display, data, performance and programmatic expertise can bring to the table as we gain access to Entravision’s assets, talent, technology and sales and marketing teams.”

Headway is headquartered in Buenos Aires, Argentina and has 152 employees in 18 offices principally located in North and South America.  Following the closing of the transaction, Martin Kogan will continue to lead the company as Chief Executive Officer, with Agustin Echavarría Coll continuing to serve as Chief Revenue Officer.

About Entravision Communications Corporation

Entravision Communications Corporation is a leading media company that reaches and engages U.S. Latinos across acculturation levels and media channels, as well as consumers in Mexico. The company’s comprehensive portfolio incorporates integrated media and marketing solutions comprised of acclaimed television, radio, digital properties, events, and data analytics services. Entravision has 54 primary television stations and is the largest affiliate group of both the Univision and UniMás television networks. Entravision also owns and operates 49 primarily Spanish-language radio stations featuring nationally recognized talent, as well as the Entravision Audio Network and Entravision Solutions, a coast-to-coast national spot and network sales and marketing organization representing Entravision’s owned and operated, as well as its affiliate partner, radio stations. According to comScore Media Metrix®, Entravision’s digital operating group, Pulpo, is the #1-ranked online advertising platform in Hispanic reach, and Pulpo’s comprehensive media offering, data, and consumer insights lead the industry. Entravision shares of Class A Common Stock are traded on The New York Stock Exchange under the symbol: EVC. www.entravision.com.

About Headway

Headway, marketing powered by technology, is the leading data-driven media buying company for marketers worldwide, integrating proprietary technology and state-of-the-art partner platforms. With 18 offices currently open around the world, Headway’s solutions help brands optimize and target ads to drive consumer engagement. Since 2010, the company's technology combines DMP and powerful media buying capabilities in a one stop advertising platform for seamless, data-driven campaigns for web, mobile, video, social and other digital platforms in emerging and developed markets alike. For more information, visit www.headwaydigital.com or email info@headwaydigital.com.

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Contact for Entravision:

Kathleen Hopkins / Mike Smargiassi

Brainerd Communicators, Inc.

hopkins@braincomm.com / smarg@braincomm.com

212-986-6667